==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)

                          GTECH HOLDINGS CORPORATION
                               (Name of Issuer)

                                 COMMON STOCK
                                $.01 PAR VALUE
                        (Title of Class of Securities)

                                   400518106
                                (CUSIP Number)

                               JOANNE T. MARREN
                              787 Seventh Avenue
                              New York, NY 10019
                           Tel. No.: (212) 554-2431
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)


                                 June 21, 1996
                    (Date of Event which Requires Filing of
                                this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:
[x].

         Check the following box if a fee is being paid with this statement:
[ ].


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 2 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       0                                                            |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 3 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       0                                                         |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 4 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       0                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 5 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                          |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 6 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                           |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 7 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                          |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 8 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                          |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 9 of 36 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Claude Bebear is a citizen of France.                         |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                          |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 10 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Patrice Garnier is a citizen of France.                       |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                          |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 11 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont - Tonnerre, as a Trustee                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Henri de Clermont-Tonnerre is a citizen of France.            |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      0                                                          |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      0%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 12 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Companies Incorporated                               |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | HC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 13 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Life Assurance Society of the United States          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |   N/A                                                              |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | IC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 14 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Equitable Variable Life Insurance Company                          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |  New York                                                          |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | IC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 15 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Donaldson, Lufkin & Jenrette, Inc.                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  0                                                                 |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  0%                                                                |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO, HC                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 16 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Capital Corporation                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  0                                                                 |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  0%                                                                |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 17 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Donaldson, Lufkin & Jenrette Securities Corporation                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  0                                                                 |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  0%                                                                |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 18 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, L.P.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 19 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, Ltd.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Cayman Islands                                                     |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 20 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Capital VI, L.P.                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page 21 of 36 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Venture Capital Fund II, L.P.                                  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

               This Amendment No. 7 amends and supplements the Statement on
Schedule 13D originally filed on August 13, 1992 (as amended by Amendment 1 thereto filed on December 17, 1992, Amendment No. 2 thereto filed on January
15, 1993, Amendment No. 3 thereto filed on January 22, 1993,     Amendment No.
4 filed on March 31, 1993, Amendment No. 5 filed on October 29, 1993 and Amendment No. 6 filed on November 29, 1993) with the Securities and Exchange Commission (the "Schedule 13D"), by AXA, Midi Participations (which merged into AXA in May, 1996), Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which Schedule 13D relates to the Common Stock, par value $.01 per share (the "Shares"), of GTECH Holdings Corporation, a Delaware corporation (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

               This Amendment No. 7 is filed in connection with the sale of certain Shares by DLJCC, DLJSC, DLJSC, as custodian, The Sprout Funds, The Equitable Life Assurance Society of the United States ("Equitable Life") and Equitable Variable Life Insurance Company ("EVLICO"). The Schedule 13D is amended and supplemented as follows:

Item 2.        Identity and Background.

               The response set forth in Item 2 of the Schedule 13D is hereby amended and restated by the following information (which to the extent inconsistent with such previously filed information, supersedes such information).

               The statement is being filed by (i) AXA, a societe anonyme organized under the laws of France, (ii) Finaxa, a societe anonyme organized under the laws of France, (iii) five mutual insurance companies organized under the laws of France (the "Mutuelles AXA") which, acting as a group, control AXA and Finaxa, (iv) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees (the "Trustees") of a Voting Trust (the "Voting Trust") established pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees (the "Voting Trust Agreement"), (v) The Equitable Companies Incorporated ("Equitable"), (vi) The Equitable Life Assurance Society of the United States, (vii) Equitable Variable Life
Insurance Company, (viii) Donaldson, Lufkin & Jenrette, Inc., (ix) DLJ Capital Corporation, (x) Donaldson, Lufkin & Jenrette Securities Corporation, (xi) Sprout Growth, L.P., Sprout Growth, Ltd., and Sprout Capital VI, L.P. (the "Sprout Funds"), and (xii) DLJ Venture Capital Fund II, L.P. AXA, Finaxa, the Mutuelles AXA, the Trustees, The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company, Donaldson, Lufkin & Jenrette, Inc., DLJ Capital Corporation, the Sprout Funds, and DLJ Venture Capital Fund II, L.P are collectively referred to herein as the "Reporting Persons".

               The Sprout Funds and DLJ Venture Capital Fund II, L.P. were formed to invest in securities for long-term appreciation.

               DLJCC is a Delaware corporation formed to make investments in industrial and other companies to participate in the management of venture capital pools. DLJCC is a wholly owned subsidiary of DLJ.

               DLJSC is a Delaware Corporation and a registered broker/dealer. DLJSC is a wholly owned subsidiary of DLJ.

               DLJ is a publicly-held Delaware corporation. DLJ directly owns all of the capital stock of DLJCC and DLJSC. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services. Equitable directly owns 44.1% of DLJ, and Equitable Life and indirectly owns 36.1% of DLJ.

         Equitable Life, a New York stock life insurance company, is a wholly owned subsidiary of Equitable. EVLICO, is a New York stock life insurance company, is a wholly owned subsidiary of Equitable Life.

               Equitable is a Delaware corporation and is a holding company. As of April 30, 1996 approximately 60.7% of the outstanding common stock as well as certain convertible preferred stock of Equitable was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over Equitable and certain of its insurance subsidiaries, the voting shares of Equitable capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to Equitable.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of May 9, 1996, Finaxa owned 29.9% of the issued shares (representing approximately 39.6% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Alpha Assurances I.A.R.D. Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. The Mutuelles AXA are owned by approximately 1.5 million policy holders. As of May 9, 1996, the Mutuelles AXA, as a group, control, directly and indirectly through intermediate holding companies, approximately 40.1% of the issued shares (representing approximately 46.2% of the voting power) of AXA. AXA is indirectly controlled by the Mutuelles AXA, acting as a group.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present and principal occupation of each of the AXA Voting Trustees are set forth on Exhibit 32 attached hereto.

               The address of the principal business and office of each of DLJ, DLJCC, DLJSC, Sprout Growth L.P., Sprout Growth Ltd., Sprout Capital VI, L.P. and DLJ Venture Capital Fund II, L.P. is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of each of Equitable, Equitable Life and EVLICO is 787 Seventh Avenue, New York, New York 10019.

               The address of the principal business and principal office each of AXA, Finaxa and the AXA Voting Trustees is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21/25, rue de Chateaudun, 75009 Paris, France; of each Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boildieu, Cedex 11, 92042 Paris La Defense, France; and of Uni Europe Assurance Mutuelle is 24, rue Druout, 75009 Paris, France.

               The name, business address, citizenship, present and principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors or the Conseil d'Administration (French analogue of a Board of Directors) of DLJ, DLJCC, DLSC, Equitable, Equitable Life, EVLICO, AXA, Finaxa and the Mutuelles AXA are set forth on Exhibits 26 through 38, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Exhibits 26 through 38 attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               The address of the principal business and the principal office of the Norwest Bank of Indiana, N.A. (formerly known as Lincoln National Bank and Trust Company of Fort Wayne) is 111 E. Wayne Street, P.O. Box 960, Fort Wayne, Indiana 46801-6642.

Item 5.   Interest in the Securities of the Issuer.

               The response set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by the following information (which, to the extent inconsistent with such previously filed information, supersedes such information):

               On June 18, 1996 the Company and certain selling stockholders (the "Selling Stockholders") of the Company (including the Reporting Persons) entered into an Underwriting Agreement with certain underwriters (including DLJSC) for the sale by the Selling Stockholders (the "Offering") of up to 10,786,957 Shares at a price of $28.75 per Share ($27.77 per Share after underwriting discounts and commissions) (including up to 980,957 shares to be sold by the underwriters pursuant to the over-allotment option provided for in the Underwriting Agreement). The Underwriting Agreement is attached hereto as
Exhibit 25. As part of the Offering, the following Reporting Persons sold the following number of Shares:

         Reporting Persons                         Shares

         DLJCC                                      5,751,442
         DLJSC                                        258,700
         DLJ Venture Capital Fund II L.P.              20,796
         Sprout Growth Ltd.                            46,160
         Sprout Growth L.P.                           418,936
         Sprout Capital VI, L.P.                      606,608
         The Equitable Life Assurance
           Society of the United States               165,953
         Equitable Variable Life
           Insurance Company                           34,338


In addition, DLJSC, as custodian, sold 1,904,869 Shares in the Offering. All of the Shares sold by the Sprout Funds, DLJ Venture Capital Fund II L.P. and DLJSC, as custodian, were sold by the Voting Trustee. The Voting Trustee also sold 4,771,717 of the Shares sold by DLJCC.

               As a result of the Offering, no shareholders remained subject to the voting provisions of the Stockholders Agreement or to the Voting Trust Agreement.

               The following is a list of the aggregate number and percentage of the Shares, if any, currently beneficially owned by each Reporting Person and the date on which such Reporting Person ceased to be the beneficial owner of more than five percent of the Shares, if applicable:

Reporting                            Percentage      Date 5% Beneficial
Persons                  Shares        Owned          Ownership Ceased


AXA                        0           0                  6/21/96
Finaxa                     0           0                  6/21/96
AXA Assurances
     I.A.R.D. Mutuelle     0           0                  6/21/96
AXA Assurances
     Vie Mutuelle          0           0                  6/21/96
Uni Europe
     Assurance
     Mutuelle              0           0                  6/21/96
Alpha Assurances
     Vie Mutuelle          0           0                  6/21/96
Alpha Assurances
     I.A.R.D. Mutuelle     0           0                  6/21/96
DLJCC                      0           0                  6/21/96
DLJSC                      0           0                  6/21/96
DLJ Venture
Capital
Fund II L.P.              0           0                  6/21/96
DLJSC, as
Custodian                 0           0                  6/21/96
Sprout
Growth Ltd.               0           0                  6/21/96
Sprout
Growth L.P.               0           0                  6/21/96
Sprout
Capital
VI, L.P.                  0           0                  6/21/96
The Equitable
Life Assurance
Society of the
United States             0           0                  6/21/96
Equitable
Variable Life
Insurance
Company                   0           0                  6/21/96


               The Selling Stockholders (including the Reporting Persons set forth in the table above) have agreed not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Shares or any securities convertible into or exercisable or exchangeable for Shares for a period of 90 days following June 18, 1996, without the prior written consent of a majority of DLJSC, Merrill Lynch, Pierce, Fenner & Smith and Salomon Brothers Inc.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

               As a result of the Offering, the Second Amended and Restated Stockholders Agreement and the Second Amended and Restated Voting Trust Agreement were terminated.

Item 7.        Material to be filed as Exhibits.


Exhibit 25: Underwriting Agreement dated June 18, 1994 among the Company, the Underwriters listed on Schedules I and II thereto and the Selling Stockholders listed on
                                       Schedule III thereto.

Exhibit 26:                            Information with respect to Executive
                                       Officers of DLJ   and Members of DLJ's
                                       Board of Directors.

Exhibit 27: Information with respect to Executive Officers of DLJCC and Members of DLJCC's Board of Directors.

Exhibit 28: Information with respect to Executive Officers of DLJSC and Members of DLJSC's Board of Directors.

Exhibit 29: Information with respect to Executive Officers of The Equitable Companies Incorporated and Members of The Equitable Companies Incorporated's
                                       Board of Directors.

Exhibit 30: Information with respect to Executive Officers of The Equitable Life Assurance Society of the United States and Members of The Equitable Life Assurance Society of the United States' Board of Directors.

Exhibit 31: Information with respect to Executive Officers of The Equitable Variable Life Insurance Company and Members of The Equitable Variable Life Insurance Company's Board of Directors.

Exhibit 32: Information with respect to Executive Officers of AXA and Members of AXA's
                                       Conseil d'Administration

Exhibit 33: Information with respect to Executive Officers of Finaxa and Members of Finaxa's Conseil d'Administration

Exhibit 34: Information with respect to Executive Officers of AXA Assurances I.A.R.D. Mutuelle and Members of AXA Assurances I.A.R.D. Mutuelle's Conseil d'Administration

Exhibit 35: Information with respect to Executive Officers of AXA Assurances Vie Mutuelle and Members of AXA Assurances Vie Mutuelle's Conseil d'Administration

Exhibit 36: Information with respect to Executive Officers of Alpha Assurances Vie Mutuelle and Members of Alpha Assurances Vie Mutuelle's Conseil d'Administration

Exhibit 37: Information with respect to Executive Officers of Alpha Assurances I.A.R.D. Mutuelle and Members of Alpha
                                       Assurances I.A.R.D. Mutuelle's Conseil
                                       d'Administration

Exhibit 38: Information with respect to Executive Officers of Uni Europe Assurance Mutuelle and Members of Uni Europe Assurance Mutuelle's Conseil d'Administration



                                             SIGNATURES
                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.(*)

Date:  June 26, 1996




                                     THE EQUITABLE COMPANIES
                                         INCORPORATED



                                     By:  /s/ Joanne T. Marren
                                         ----------------------------
                                         Name: Joanne T. Marren
                                         Title: Attorney-in-Fact




                                             SIGNATURES
                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.(**)

Date:  June 26, 1996


                                     DLJ CAPITAL CORPORATION


                                      By:  /s/ Thomas E. Siegler
                                         ----------------------------
                                         Name: Thomas E. Siegler
                                         Title: Secretary & Treasurer



         (*)Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as Exhibit 21 to the Schedule 13D) among AXA; Finaxa; AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Uni Europe Assurance Mutuelle; Alpha Assurances Vie Mutuelle; Alpha Assurances I.A.R.D. Mutuelle; Claude Bebear, Patrice Garnier and Henri de Clermont - Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule 13D); The Equitable Companies Incorporated; The Equitable Life Assurance Society of the United States; Equitable Variable Life Insurance Company; Donaldson, Lufkin & Jenrette, Inc.; DLJ Capital Corporation; Donaldson, Lufkin & Jenrette Securities Corporation; Sprout Growth, L.P.; Sprout Growth, LTD.; Sprout Capital VI, L.P.; DLJ Venture Capital Fund II, L.P.; Norwest Bank Indiana, N.A.; and Norwest Corporation, this amendment to statement on Schedule 13D is filed on behalf of each of them by The Equitable Companies Incorporated and DLJ Capital Corporation. (**)Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as Exhibit 21 to the Schedule 13D) among AXA; Finaxa; AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Uni Europe Assurance Mutuelle; Alpha Assurances Vie Mutuelle; Alpha Assurances I.A.R.D. Mutuelle; Claude Bebear, Patrice Garnier and Henri de Clermont - Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule 13D); The Equitable Companies Incorporated; The Equitable Life Assurance Society of the United States; Equitable Variable Life Insurance Company; Donaldson, Lufkin & Jenrette, Inc.; DLJ Capital Corporation; Donaldson, Lufkin & Jenrette Securities Corporation; Sprout Growth, L.P.; Sprout Growth, LTD.; Sprout Capital VI, L.P.; DLJ Venture Capital Fund II, L.P.; Norwest Bank Indiana, N.A.; and Norwest Corporation, this amendment to statement on Schedule 13D is filed on behalf of each of them by The Equitable Companies Incorporated and DLJ Capital Corporation.


                                 Exhibit Index


                                                               Page
Exhibit                    Description                         Number
- -------                    -----------                         ------

  25           Underwriting Agreement dated
               June 18, 1996

  26           Information with respect to
               Executive Officers of DLJ and
               Members of DLJ's Board of
               Directors.

  27           Information with respect to
               Executive Officers of DLJCC
               and Members of DLJCC's Board
               of Directors.

  28           Information with respect to
               Executive Officers of DLJSC
               and Members of DLJSC's Board
               of Directors.

  29           Information with respect to
               Executive Officers of The
               Equitable Companies Incorporated
               and Members of The Equitable
               Companies Incorporated's
               Board of Directors.

  30           Information with respect to
               Executive Officers of The
               Equitable Life Assurance Society
               of the United States and Members
               of The Equitable Life Assurance
               Society of the United States'
               Board of Directors.

  31           Information with respect to
               Executive Officers of The
               Equitable Variable Life
               Insurance Company and Members
               of The Equitable Variable Life
               Insurance Company's Board of
               Directors.

  32           Information with respect to
               Executive Officers of AXA
               and Members of AXA's Conseil
               d'Administration.

  33           Information with respect to
               Executive Officers of Finaxa
               and Members of Finaxa's Conseil
               d'Administration.

  34           Information with respect to
               Executive Officers of AXA
               Assurances I.A.R.D. Mutuelle
               and Members of AXA Assurances
               I.A.R.D. Mutuelle's Conseil
               d'Administration.

  35           Information with respect to
               Executive Officers of AXA
               Assurances Vie Mutuelle and
               Members of AXA Assurances Vie
               Mutuelle's Conseil
               d'Administration.

  36           Information with respect to
               Executive Officers of Alpha
               Assurances Vie Mutuelle and
               Members of Alpha Assurances
               Vie Mutuelle's Conseil
               d'Administration.

  37           Information with respect to
               Executive Officers of Alpha
               Assurances I.A.R.D. Mutuelle
               and Members of Alpha Assurances
               I.A.R.D. Mutuelle's Conseil
               d'Administration.

  38           Information with respect to
               Executive Officers of Uni
               Europe Assurance Mutuelle
               and Members of Uni Europe
               Assurance Mutuelle's Conseil
               d'Administration.

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                           GTECH Holding Corporation
                               (Name of issuer)

                    Common Stock, par value $.01 per share
                        (Title of class of securities)

                                   400518106
                                (CUSIP number)

                               Christianne Butte
                       Head of Central Legal Department
                                      AXA
                            45, rue de Chatteaudun
                              75009 Paris, France
                              011-331-44-53-61-17

                                with a copy to

                                George T. Lowy
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                             New York, N.Y. 10019
                                (212) 474-1000
                 (Name, address and telephone number of person
               authorized to receive notices and communications)

                                 July 22, 1992
            (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

     Check the following box if a fee is being paid with the statement. [X]

                      (Continued on the following pages)

                             (Page 1 of    Pages)


     CUSIP NO. 400518106          13D      Page 3 of    Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         AXA

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[ ]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                      [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                              [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               HC


     CUSIP NO. 400518106          13D      Page 4 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Midi Participations

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[ ]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               51.9%

14    TYPE OF REPORTING PERSON

                               HC


     CUSIP NO. 400518106          13D      Page 5 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Finaxa

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[ ]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                              [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               HC


     CUSIP NO. 400518106          13D      Page 6 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         AXA Assurances I.A.R.D. Mutuelle

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[X]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IC


     CUSIP NO. 400518106          13D      Page 7 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         AXA Assurances Vie Mutuelle

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[X]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                  [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IC


     CUSIP NO. 400518106          13D      Page 8 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Uni Europe Assurance Mutuelle

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[X]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                   [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                          [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IC


     CUSIP NO. 400518106          13D      Page 9 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Alpha Assurances Vie Mutuelle

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[X]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                         [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                              [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IC


     CUSIP NO. 400518106          13D      Page 10 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Alpha Assurance I.A.R.D. Mutuelle

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[X]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                      [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%
14    TYPE OF REPORTING PERSON
                               IC


     CUSIP NO. 400518106          13D      Page 11 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Claude Bebear, as a Trustee

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[ ]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        OO

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                      [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Claude Bebear is a citizen of France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IN


     CUSIP NO. 400518106          13D      Page 12 of 12 Pages


    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Patrice Garnier, as a Trustee

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[ ]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        OO

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Patrice Garnier is a citizen of France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IN


     CUSIP NO. 400518106          13D      Page 13 of 12 Pages

    1    NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Henri de Clermont-Tonnerre, as a Trustee

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)[ ]
                                                                       (b)[ ]
    3    SEC USE ONLY

    4    SOURCE OF FUNDS
                        OO

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                     [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Henri de Clermont-Tonnerre is a citizen of France

                              7    SOLE VOTING POWER
      NUMBER OF
        SHARES                8    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               9    SOLE DISPOSITIVE POWER
         EACH
       REPORTING             10    SHARED DISPOSITIVE POWER
      PERSON WITH

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,877,520 Shares (not to be construed as admission of beneficial ownership)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               51.9%

14    TYPE OF REPORTING PERSON
                               IN


Item 1.        Security and Issuer

               The class of equity securities to which this statement relates is the Common Stock, par value $.01 per share (the "Common Stock"), of GTECH Holdings Corporation, a Delaware corporation ("GTECH"). The address of the principal executive offices of GTECH is 55 Technology Way, West Greenwich, Rhode Island 02817.

Item 2.        Identity and Background

               The statement is being filed by (i) AXA, a societe anonyme organized under the laws of France, (11) Midi Participations, a societe anonyme organized under the laws of France, (iii) Finaxa, a societe anonyme organized under the laws of France, (iv) five mutual insurance companies organized under the laws of France (the "Mutuelles AXA") which, acting as a group, control AXA, Midi Participations and Finaxa and (v) Clause Bebear (Chairman and Chief Executive Officer of AXA), Patrice Garnier (a director of
AXA) and Henri de Clermont-Tonnerre (a director of AXA), as Trustees (the "Trustees") of a Voting Trust (the "Voting Trust") established pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees (the "Voting Trust Agreement"). AXA, Midi Participations, Finaxa, the Mutuelles AXA and the Trustees are collectively referred to herein as the "Reporting Persons".

               Each of the Reporting Persons expressly declares that the filing of this Schedule 13D shall not be construed as an admission that it is, for the purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the beneficial owner of any of the Common Stock covered by this Schedule 13D. The Reporting Persons have not purchased the securities covered by this Schedule 13D. However, in connection with AXA's acquisition, as described in Items 3 and 4 below, of capital stock of The Equitable Companies Incorporated, a Delaware corporation ("Equitable Holding"), which indirectly owns 51.9% of the Common Stock, any of AXA, Midi Participations, Finaxa, the Mutuelles AXA, as a group, or the Trustees may be deemed the beneficial owner of such Common Stock.

AXA

               AXA is part of a group of companies (the "AXA Group") that is the third largest insurance group in France and one of the largest insurance groups in Europe. Principally engaged in property and casualty insurance and life insurance in Europe and elsewhere in the world, the AXA Group is also involved in real estate operations and certain other financial services, including mutual fund management, lease financing services and brokerage services. AXA is the principal holding company for most of the companies in the AXA Group. The address of AXA's principal business and office is 23 Avenue Matignon, 75008 Paris, France. AXA is a public company with shares traded on the Paris Bourse (the French stock exchange). AXA is indirectly controlled by the Mutuelles AXA, as a group. As of May 31, 1992, the Mutuelles AXA owned, directly and indirectly through Midi Participations and Finaxa, 50.5% of the voting shares (representing 50.2% of the voting power) of AXA.


Midi Participations

               Midi Participations is a holding company. The address of Midi Participations' principal business and office is 23 Avenue Matignon, 75008 Paris, France. As of May 31, 1992, Midi Participations owned 42.1% of the voting shares (representing 40.6% of the voting power) of AXA and, therefore, may be deemed to control AXA. The voting shares of Midi Participations are in turn owned 60% by Finaxa and 40% by Assicurazioni Generali S.p.A., an Italian corporation principally engaged in the business of insurance and reinsurance.


Finaxa

               Finaxa is a holding company. The address of Finaxa's principal business and office is 23 Avenue Matignon, 75008 Paris, France. In addition to the shares of AXA owned indirectly through Midi Participations, as of May 31, 1992, Finaxa also owned, directly and through another subsidiary, 4.0% of the voting shares (representing 4.7% of the voting power) of AXA and, therefore, may be deemed to indirectly control AXA. As of May 31, 1992, 60.5% of the voting shares (representing 70.6% of the voting power) of Finaxa were owned by the Mutuelles AXA and 29% of the voting shares (representing 21.6% of the voting power) of Finaxa were owned by Compagnie Financiere de Paribas, a French financial institution engaged in banking and related activities.


The Mutuelles AXA

               The Mutuelles AXA are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle and Alpha Assurances I.A.R.D. Mutuelle. Each of the Mutuelles AXA is a mutual insurance company. The Mutuelles AXA have approximately 1.5 million policyholders. The address of each of the Mutuelles AXA's principal business and office is as follows: for each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, La Grande Arche, Paroi Nord, 92044 Paris La Defense, France; for each of Alpha Assurances Vie Mutuelle, and Alpha Assurances I.A.R.D. Mutuelle, 100-101 Terrasse Boieldieu, 92042 Paris La Defense, France; and for Uni Europe Assurance Mutuelle, 24 Rue Drouot, 75009 Paris, France.

                               ________________

               The name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and citizenship of each of the executive officers of each of AXA, Midi Participations, Finaxa and each of Mutuelles AXA and the members of each of AXA's, Midi Participations', Finaxa's and each of the Mutuelles AXA's Conseil d'Administration (the body analogous to a United States corporation's board of directors) are set forth on Exhibits 1, 2, 3, 4, 5, 6, 7 and 8 hereto. None of AXA, Midi Participations and the Mutuelles AXA nor, to the best knowledge of any Reporting Person, any person named in Exhibits 1, 2, 3, 4, 5, 6, 7, and 8 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which any of AXA, Midi Participations, Finaxa or any of the Mutuelles AXA or such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.


The Trustees

               In order to ensure for insurance regulatory purposes that certain indirect minority shareholders of AXA will not be able to exercise control over Equitable Holding and certain of its insurance subsidiaries, AXA has agreed pursuant to the Voting Trust Agreement to deposit the shares of capital stock of Equitable Holding having voting powers beneficially owned by AXA and certain of its affiliates (including all shares of capital stock acquired by AXA in exchange for notes of Equitable Holding as described in Item 3 hereof) into the Voting Trust. AXA or any such affiliate depositing capital stock in the Voting Trust will remain the beneficial owner of all capital stock deposited by it in the Voting Trust, but during the term of the Voting Trust the Trustees will exercise all voting rights with respect to such capital stock. The Trustees have agreed to exercise such voting rights with a view toward protecting the legitimate economic interests of the beneficial owners of the capital stock deposited in the Voting Trust, subject to ensuring that certain indirect minority shareholders of AXA do not exercise control over Equitable Holding or its relevant insurance subsidiaries. The Trustees generally may act by a unanimous written consent or by the affirmative vote of at least two Trustees at a meeting called by any Trustee upon two days' notice.

               Information with respect to the Trustees is set forth on
Exhibit 1 hereto or provided under "AXA" above since the Trustees are all members of AXA's Conseil d'Administration. The Voting Trust Agreement is being filed as Exhibit 9 hereto and is hereby incorporated by reference in this statement and any description thereof contained in this statement is qualified in its entirety by reference to such Exhibit.


Item 3.        Source and Amount of Funds or Other Consideration

               On July 18, 1991, AXA entered into an Investment Agreement dated as of July 18, 1991, with The Equitable Life Assurance Society of the United States, a New York life insurance company ("Equitable"), and Equitable Holding (as amended, the "Investment Agreement"), and, in connection therewith, AXA purchased from Equitable $1 billion in principal amount of Equitable's notes (the "Notes"). The Investment Agreement is being filed as Exhibit 10 hereto and is hereby incorporated by reference in this statement and any description thereof contained in this statement is qualified in its entirety by reference to such Exhibit.

               Pursuant to a Plan of Reorganization adopted by the Board of Directors of Equitable on November 27, 1991, under Section 7312 of the Insurance Law of the State of New York (as amended, the "Plan"), on July 22, 1992 (the "Effective Date"), Equitable was, by operation of law, converted from a mutual life insurance company to a stock life insurance company (the "Demutualization") and became a wholly-owned subsidiary of Equitable Holding. Pursuant to the Plan, eligible policyholders of Equitable became entitled to receive shares of common stock, par value $.01 per share (the "Equitable Common Stock"), of Equitable Holding or, in lieu thereof, cash or policy credits in exchange for their policyholders' membership interest in Equitable and Equitable Holding sold additional shares of Equitable Common Stock in an initial public offering (the "IPO"). As more fully described under Item 4 hereof, pursuant to the Investment Agreement and the Plan, the Notes were exchanged on the Effective Date for capital stock of Equitable Holding. In connection with AXA's acquisition of capital stock of Equitable Holding (which indirectly owns 15.9% of the Common Stock), as described in Item 4 below, any of AXA, Midi Participations, Finaxa, the Mutuelles AXA, as a group, or the Trustees may be deemed to have acquired beneficial ownership of such Common Stock. However, each of the Reporting Persons expressly declares that the filing of this Schedule 13D shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any of the Common Stock covered by this Schedule 13D.

               The funds used to purchase the Notes were obtained entirely from the available resources of AXA and its subsidiaries and not from borrowings.


Item 4.        Purpose of Transaction

General

               AXA had been considering for some time making a significant investment in a United States insurance company as part of its established strategy to expand its international operations. AXA acquired the Notes in order to become a substantial equity investor in Equitable Holding. Upon exchange of the Notes AXA became the largest stockholder of Equitable Holding, owning 49% of the outstanding Equitable Common Stock, and AXA will also receive preferred stock of Equitable Holding, including convertible preferred stock (which generally is not convertible for three years). In addition, under the investment arrangements with Equitable Holding and Equitable described below, AXA is able to exercise significant influence over the operations and capital structure of Equitable Holding, Equitable and their subsidiaries.

               In addition to the Investment Agreement referred to in Item 3 above, Equitable, Equitable Holding and AXA also entered into (i) a Standstill and Registration Rights Agreement dated as of July 18, 1991 (as amended, the "Standstill Agreement"), being filed as Exhibit 11 hereto, and (ii) a Cooperation Agreement dated as of July 18, 1991 (as amended, the "Cooperation Agreement"), being filed as Exhibit 12 hereto. The Standstill Agreement and the Cooperation Agreement are hereby incorporated by reference in this statement and any descriptions thereof contained in this statement are qualified in their entirety by reference to such Exhibits.

               Standstill Agreement. The Standstill Agreement contains certain restrictions and limitations on the rights and actions of AXA, certain of its affiliates and the Trustees (collectively, the "AXA Parties") and Equitable Holding, Equitable and their subsidiaries. Many of those restrictions and limitations are effective during the Standstill Period or during some period of time measured by reference to the Standstill Period.
The "Standstill Period", which is defined in the Standstill Agreement, generally refers to the period commencing on the Effective Date and ending on the date (the "Termination Date") which is the earlier of (x) September 19, 1994 and (y) the first date on which any of the following events occur (i) AXA's termination of such agreement due to the occurrence of a material breach by Equitable Holding of any of the covenants contained in the Standstill Agreement or the Cooperation Agreement; (ii) the reduction of the aggregate ownership of voting securities of Equitable Holding (including the Equitable Common Stock) by the AXA Parties to less than 10% of the Total Voting Power (ownership of voting securities and Total Voting Power being determined, for purposes of this clause (ii), as though all securities convertible into, or exchangeable for, voting securities or any options, warrants or other rights exercisable to acquire voting securities (such securities, options, warrants and other rights, collectively, "Convertible Securities") owned by any AXA Party had been converted into voting securities immediately prior to the time of determination); (iii) the acquisition by another party or group of voting securities representing 10% or more of the Total Voting Power; (iv) the execution by Equitable Holding of any agreement, whether or not binding, with respect to any sale of all or substantially all of Equitable Holding's assets or any merger, consolidation or other business combination pursuant to which the percentage of the Total Voting Power owned by the AXA Parties immediately after the consummation of such transaction would be less than the AXA Parties' percentage ownership immediately prior to the execution of such agreement; or
(v) the failure of any person nominated by AXA (or the Trustees) to be nominated for election, elected or appointed, as the case may be, to the relevant board of directors or committee, or the improper removal or barring of any such person from any such position as provided in the Standstill Agreement. "Total Voting Power" is defined in the Standstill Agreement and generally refers to the total number of votes that may be cast in the election of directors of Equitable Holding at a meeting of the holders of all the voting securities of Equitable Holding.

               Cooperation Agreement. Under the terms of the Cooperation Agreement, Equitable, Equitable Holding and AXA have established a Cooperation Committee, consisting of an equal number of representatives from AXA and Equitable, that will meet at least quarterly. The Cooperation Committee will establish an annual cooperation program and carry out feasibility studies relating to joint projects and ventures. In addition, the Cooperation Agreement provides for the establishment of operating committees with respect to strategy, finance and audit matters, asset management, actuarial matters, products, marketing, organization, human resources, public relations and electronic data processing systems. Such operating committees will be under the direction of the Cooperation Committee and will meet at least quarterly. The Cooperation Agreement also provides for the exchange of management between AXA, Equitable and their respective subsidiaries. Unless earlier terminated by agreement of the parties, the Cooperation Agreement terminates upon the earlier to occur of
(i) September 30, 2001 and (ii) the first date on which the AXA Parties own voting securities representing less than 25% of the Total Voting Power.


Management; the Board of Directors

               Pursuant to the terms of the Standstill Agreement, until the completion of the first annual meeting of stockholders of Equitable Holding after the end of the Standstill Period, AXA (or the Trustees) will generally be entitled to nominate to the board of directors of each of Equitable Holding and Equitable that number of directors (rounded up to the nearest whole number of directors, unless AXA's representatives would thereby constitute a majority of such board, in which case such number will be rounded down) which constitutes the same percentage of such board of directors as the percentage of the Total Voting Power then owned by the AXA Parties. In addition, AXA (or the Trustees) will be entitled to nominate to each committee of such boards of directors that number of directors (rounded up to the nearest whole number of directors, unless AXA's representatives would thereby constitute a majority of such committee, in which case such number will be rounded down) which constitutes the same percentage of such committee as the percentage of the Total Voting Power then owned by the AXA Parties. AXA (or the Trustees) is also entitled to nominate members to each standing officers' committee of each of Equitable Holding and Equitable on the same basis.

Voting

               During the Standstill Period, AXA (or the Trustees) must (and AXA must cause each other AXA Party to), at the option of the board of directors of Equitable Holding, vote all its voting securities as directed by the board of directors of Equitable Holding or in the same proportion of votes as the votes cast by stockholders that are not affiliates of AXA or Equitable Holding, except that AXA and the other AXA Parties including the Trustees) will not be so restricted when voting on any matter relating to (i) any merger, consolidation, recapitalization, liquidation, sale of all or substantially all of the assets or other major corporate transaction involving Equitable Holding or any Significant Subsidiary (as defined in the Standstill Agreement), (ii) any amendment to Equitable Holding's Restated Certificate of Incorporation or By-Laws, being filed as Exhibits 13 and 14, respectively, hereto, (iii) any matter arising during any Offer Period (as defined in the Standstill Agreement), (iv) subject to certain exceptions, any matter that could reduce the percentage of the Total Voting Power represented by all voting securities then owned by the AXA Parties and (v) any matter (other than the election of directors) that in the good faith judgment of AXA (or the Trustees) could adversely affect its interest as the principal stockholder of Equitable Holding. The foregoing restrictions on voting will terminate before the end of the Standstill Period if (i) certain operating or financial tests are not met by Equitable Holding and its subsidiaries, (ii) Equitable Holding or Equitable changes its chief executive officer or chief operating officer without the consent of AXA (or the Trustees), (iii) the AXA
Parties acquire in the aggregate voting securities representing more than 50% of the Total Voting Power or (iv)(A) AXA notifies Equitable Holding of any inadvertent material breach of any covenant of Equitable Holding contained in the Investment Agreement and such breach is not cured within 30 days or (B) AXA notifies Equitable Holding of any such material breach which is not inadvertent. In addition, under the terms of the Standstill Agreement, until the completion of the first annual meeting of stockholders of Equitable Holding after the end of the Standstill Period, Equitable Holding, its Significant Subsidiaries and, in some cases, other Equitable Holding subsidiaries may not take certain significant corporate actions (including, among others, issuing certain equity securities, engaging in mergers, acquisitions and similar transactions and incurring significant amounts of debt) without AXA's consent.

Other Plans or Proposals

               Except as otherwise set forth herein, the Reporting Persons have no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of GTECH, or the disposition of securities of GTECH; (b) an extraordinary transaction, such as a merger, reorganization or liquidation involving GTECH; (c) a sale or transfer of a material amount of assets of GTECH; (d) any change in the present board of directors or management of GTECH, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of GTECH; (f) any other material change in GTECH's business or corporate structure; (g) changes in GTECH's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of GTECH by any person; (h) causing a class of securities of GTECH to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association; (i) a class of equity securities of GTECH becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.

Item 5.        Interest in Securities of the Issuer

               (a) AXA, by virtue of its ownership of the capital stock of Equitable Holding, may be deemed to beneficially own 21,877,520 shares of Common Stock of GTECH (51.9% of the Common Stock outstanding) which are owned indirectly by Equitable Holding. By reason of the Voting Trust arrangement, the Trustees may be deemed to be beneficial owners of such Common Stock. In addition, the Mutuelles AXA, as a group, and each of Finaxa and Midi Participations may be deemed to be beneficial owners of such Common Stock. Each of the Reporting Persons expressly declares that the filing of this
Schedule 13D shall not be construed as an admission that it is, for the purposes of Section 13(d) of the Exchange Act, the beneficial owner of such Common Stock.

               To the best knowledge of the Reporting Persons, no executive officer of any Reporting Person or member of any Reporting Person's Conseil d'Administration beneficially owns any Common Stock.

               (b) AXA, by reason of its arrangements with Equitable Holding, may be deemed to share the power to vote or direct the disposition of all of the Common Stock beneficially owned by Equitable Holding. By reason of the Voting Trust arrangement, the Trustees may be deemed and, by reason of their relationship with AXA, the Mutuelles AXA, as a group, and each of Finaxa and Midi Participations may be deemed, to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the Common Stock beneficially owned by Equitable Holding.

               (c) Except for the transactions effected by AXA pursuant to the Investment Agreement described under Items 3 and 4 above, no Reporting Person has effected any transaction in the Common Stock during the past 60 days.

               To the best knowledge of the Reporting Persons, no executive officer of any Reporting Person or member of any Reporting Person's Conseil d'Administration has effected any transactions in the Common Stock during the past 60 days.

               (d)   Not applicable.

               (e)   Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

               In addition to the Voting Trust Agreement, the Investment Agreement and the Standstill Agreement described in Items 2, 3, 4 and 5 hereof (which agreements contain provisions which, among other things, affect the transfer or voting of the shares of Equitable Common Stock, limit the acquisition of additional shares of Equitable Common Stock, create preemptive rights and govern the composition of the board of directors of Equitable Holding and Equitable and committees thereof), AXA entered into (i) a Letter Agreement dated May 12, 1992, with Equitable and Equitable Holding (the "Letter Agreement with Equitable and Equitable Holding"), being filed as
Exhibit 15 hereto, which contains provisions relating to the establishment of the Voting Trust by AXA and certain other related matters, and (ii) a Letter Agreement dated May 12, 1992 with the Superintendent of Insurance of the State of New York Insurance Department (the "Letter Agreement with the Superintendent"), being filed as Exhibit 16 hereto, which contains provisions relating to the renewal of the Voting Trust upon its termination under certain circumstances. The Letter Agreement with Equitable and Equitable Holding and the Letter Agreement with the Superintendent are hereby incorporated by reference in this statement and the above descriptions thereof contained in this statement are qualified in their entirety by reference to such agreements. Additional information set forth under Items 2, 3, 4 and 5 and Exhibits 9, 10, 11 and 12 hereto are also incorporated in this Item 6 by reference.

Item 7.        Material To Be Filed as Exhibits(*)

Exhibit 1 Information with respect to Executive Officers of AXA and Members of AXA's Conseil d'Administration

Exhibit 2 Information with respect to Executive Officers of Midi Participations and Members of Midi Participations' Conseil d'Administration

Exhibit 3 Information with respect to Executive Officers of Finaxa and Members of Finaxa's Conseil d'Administration

Exhibit 4 Information with respect to Executive Officers of AXA Assurances I.A.R.D. Mutuelle and Members of AXA Assurances I.A.R.D Mutuelle's Conseil d'Administration

Exhibit 5 Information with respect to Executive Officers of AXA Assurances Vie Mutuelle and Members of AXA Assurances Vie Mutuelle's Conseil d'Administration

Exhibit 6 Information with respect to Executive Officers of Alpha Assurances Vie Mutuelle and Members of Alpha Assurances Vie Mutuelle's Conseil d'Administration


Exhibit 7 Information with respect to Executive Officers of Alpha Assurances I.A.R.D. Mutuelle and Members of Alpha Assurances I.A.R.D. Mutuelle's Conseil d'Administration

Exhibit 8 Information with respect to Executive Officers of Uni Europe Assurance Mutuelle and Members of Uni Europe Assurance Mutuelle's Conseil d'Administration

Exhibit 9            Voting Trust Agreement

Exhibit 10           Investment Agreement

Exhibit 11           Standstill Agreement

Exhibit 12           Cooperation Agreement

Exhibit 13           Restated Certificate of Incorporation of Equitable Holding

Exhibit 14           By-Laws of Equitable Holding

Exhibit 15           Letter of Agreement with Equitable and Equitable Holding

Exhibit 16           Letter of Agreement with the Superintendent

Exhibit 17 Filing Agreement with respect to Schedule 13D among the Reporting Persons
___________
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 12, 1992


                                       AXA,(*)


                                       by  /s/   Alvin H. Fenichel
                                          --------------------------
                                          Name:  Alvin H. Fenichel
                                          Title: Attorney-in-Fact
_____________
(*) Pursuant to the Filing Agreement with respect to Schedule 13D, among AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D., Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees under the Voting Trust Agreement, Exhibit 17 hereto, this statement on Schedule 13D is filed on behalf of each of them.

==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                          GTECH HOLDINGS CORPORATION
                               (Name of Issuer)

                                 COMMON STOCK
                                $.01 PAR VALUE
                        (Title of Class of Securities)

                                   400518106
                                (CUSIP Number)

                               JOANNE T. MARREN
                              787 Seventh Avenue
                              New York, NY 10019
                           Tel. No.: (212) 554-2431
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)


                               December 17, 1992
                    (Date of Event which Requires Filing of
                                this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:
[x].

         Check the following box if a fee is being paid with this statement:
[ ].


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 2 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 3 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Midi Participations                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 4 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 5 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     AF                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 6 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 7 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 8 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     AF                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 9 of 15 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 10 of 15 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Claude Bebear is a citizen of France.                         |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 11 of 15 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Patrice Garnier is a citizen of France.                       |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 12 of 15 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont - Tonnerre, as a Trustee                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Henri di Clermont-Tonnerre is a citizen of France.            |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      14,906,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      35.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

         This Amendment No. 1 amends the Statement on Schedule 13D ("the
Schedule 13D") filed with the Securities and Exchange Commission on August 13, 1992, by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which Schedule 13D relates to the Common Stock, par value $.01 per share of GTECH Holdings Corporation, a Delaware corporation. The Schedule 13D is amended as follows:

Item 2.        Identity and Background.

         The second paragraph of the response to Item 2 is hereby amended by deleting the figure "51.9%" and inserting in lieu thereof the figure "35.3%".

Item 3.        Source and Amount of Funds or other consideration.

         The second paragraph of the response to Item 2 is hereby amended by deleting the figure "15.9%" and inserting in lieu thereof the figure "35.3%".

Item 5.   Interest in the Securities of the Issuer.

         The first paragraph of the response to Item 5(a) is hereby amended in its entirety to read as follows:

         "(a) AXA, by virtue of its ownership of the capital stock of Equitable Holding, may be deemed to beneficially own 14,906,650 shares of the Common Stock (35.3% of the Common Stock outstanding) which are owned indirectly by Equitable Holding. By reason of the Voting Trust arrangement, the Trustees may be deemed to be beneficial owners of such Common Stock. In addition, the Mutuelles AXA, as a group, and each of Finaxa and Midi Participants may be deemed to be beneficial owners of such Common Stock. Each of the Reporting Persons expressly declares that the filing of this Schedule 13D shall not be construed as an admission that it is, for the purpose of
Section 13(d) of the Exchange Act, the beneficial owner of such Common Stock."

         The first paragraph of the response to Item 5(c) is hereby amended in its entirety to read as follows:

         "(c) On December 17, 1992 certain subsidiaries and affiliates of Equitable Holding sold 6,970,837 shares of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission at $37.00 per share. Except for the transactions referred to above, no Reporting Person has effected any transaction in the Common Stock during the past 60 days."

                                             SIGNATURE
                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 17, 1992

                                       AXA, (*)



                                       By: /s/  Joanne T. Marren
                                           ________________________
                                           Name:  Joanne T. Marren
                                           Title: Attorney-in-Fact

_________
(*)Pursuant to the Powers of Attorney with respect to Schedule 13D granted by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle and Claude Bebear, Patrice Garnier and Henri de Clermont Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule 13D), this amendment to statement on Schedule 13D is filed on behalf of each of them.

==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                         GTECH HOLDINGS CORPORATION
              --------------------------------------------------
                               (Name of Issuer)

                  Common Stock, par value $.01 per share
              --------------------------------------------------
                        (Title of Class of Securities)

                                  400518106
              --------------------------------------------------
                                (CUSIP Number)

                           JOANNE T. MARREN, ESQ.
                           787 Seventh Avenue
                           New York, NY 10019
                       Tel. No.: (212) 554-2431
          ---------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)


                              December 15, 1992
              --------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     **    With a copy to:

                           Christiane Butte
                           Head of Central Legal Department
                           AXA
                           45, rue de Chateaudon
                           75009 Paris, France
                           011-331-44-53-61-71

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 2 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 3 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 4 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Midi Participations                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 5 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     AF                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 6 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 7 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 8 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     AF                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 9 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 10 of 16 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      FRANCE                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 11 of 16 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      FRANCE                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 12 of 16 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont-Tonnerre, as a Trustee                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      FRANCE                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,227,307 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |

         This Amendment No. 2 amends and supplements the Statement on Schedule 13D originally filed on August 13, 1992 and Amendment No. 1 thereto filed on December 18, 1992 with the Securities and Exchange Commission (the "Schedule 13D"), by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which Schedule 13D relates to the Common Stock, par value $.01 per share of GTECH Holdings Corporation, a Delaware corporation. The Schedule 13D is amended as follows:

         Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 2.        Identity and Background.

         The second paragraph of the response to Item 2 is hereby amended by deleting the figure "35.3%" and inserting in lieu thereof the figure "24.3%".

Item 3.        Source and Amount of Funds or other consideration.

         The second paragraph of the response to Item 3 is hereby amended by deleting the figure "35.3%" and inserting in lieu thereof the figure "24.3%".

Item 5.   Interest in the Securities of the Issuer.

         The first paragraph of the response to Item 5(a) is hereby amended in its entirety to read as follows:

         "(a) AXA, by virtue of its ownership of the capital stock of Equitable Holding, may be deemed to beneficially own 10,227,307 shares of the Common Stock (24.3% of the Common Stock outstanding) which are owned indirectly by Equitable Holding. By reason of the Voting Trust arrangement, the Trustees may be deemed to be beneficial owners of such Common Stock. In addition, the Mutuelles AXA, as a group, and each of Finaxa and Midi Participations may be deemed to be beneficial owners of such Common Stock. Each of the Reporting Persons expressly declares that the filing of this
Schedule 13D shall not be construed as an admission that it is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Common Stock."

         The first paragraph of the response to Item 5(c) in Amendment No. 1 to Schedule 13D filed on December 18, 1992 is hereby amended in its entirety to read as follows:

         "(c) On December 15, 1992, DLJ Capital Corporation ("DLJ"), a subsidiary of Equitable Holding, distributed 4,074,836 shares of the Common Stock to certain employees of DLJ and its affiliates in connection with certain employee compensation arrangements of DLJ. On December 17, 1992 certain subsidiaries and affiliates of Equitable Holding sold 6,970,837 shares of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission at $35.62 per share. On January 11, 1993 the high yield trading department of Donaldson, Lufkin & Jenrette Securities Corporation, a subsidiary of Equitable Holding, sold 604,540 shares of the Common Stock at $39.00 per share in an over-the-counter transaction. Except for the transactions referred to above, no Reporting Person has effected any transaction in the Common Stock during the past 60 days."

                                 SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 19, 1993

                                       AXA, *



                                       By:/s/ Joanne T. Marren
                                          ------------------------
                                          Name: Joanne T. Marren
                                          Title: Attorney-in-Fact

- ------------

     *Pursuant to the Powers of Attorney with respect to Schedule 13D granted by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle and Claude Bebear, Patrice Garnier and Henri de Clermont Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule 13D), this amendment to statement on Schedule 13D is filed on behalf of each of them.

==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

                          GTECH HOLDINGS CORPORATION
                               (Name of Issuer)

                            Common Stock, par value
                                $.01 per share
                        (Title of Class of Securities)

                                   400518106
                                (CUSIP Number)

                            JOANNE T. MARREN, ESQ.
                              787 Seventh Avenue
                              New York, NY 10019
                           Tel. No.: (212) 554-2431
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)


                               January 11, 1993
                    (Date of Event which Requires Filing of
                                this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with this statement
[ ]. A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

               ** With a copy to:
                  --------------

                  Christiane Butte
                  Head of Central Legal Department
                  AXA
                  45, rue de Chateaudun
                  75009 Paris, France
                  011-331-44-53-61-71


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 2 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 3 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 4 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Midi Participations                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 5 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     AF                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 6 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 7 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 8 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     AF                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 9 of 16 Pages           |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      AF                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 10 of 16 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      FRANCE                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 11 of 16 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      FRANCE                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
___________________________________________________________________________
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518106         |             | Page 12 of 16 Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont-Tonnerre, as a Trustee                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      00                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(e)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      FRANCE                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,813 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 3 amends the Statement on Schedule 13D originally filed on August 13, 1992, as amended by Amendment No. 1 thereto filed on December 18, 1992 and Amendment No. 2 thereto filed on January 15, 1993 with the Securities and Exchange Commission (the "Schedule 13D"), by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which
Schedule 13D relates to the Common Stock, par value $.01 per share of GTECH Holdings Corporation, a Delaware corporation. The Schedule 13D is amended as follows:
         Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 5.   Interest in the Securities of the Issuer.

         The first paragraph of the response to Item 5(a) is hereby amended by deleting the figure "10,242,813" and inserting in lieu thereof the figure "10,242,813".

         The first paragraph of the response to Item 5(c) as set forth in Amendment No. 2 is amended and restated in its entirely to read as follows:

         "(c) On December 15, 1992, DLJ Capital Corporation ("DLJ"), a subsidiary of Equitable Holding, distributed 4,074,836 shares of the Common Stock to certain employees of DLJ and its affiliates in connection with certain employee compensation arrangements of DLJ. On December 17, 1992 certain subsidiaries and affiliates of Equitable Holding sold 6,970,837 shares of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission at $35.62 per share. On January 11, 1993 the high yield trading department of Donaldson, Lufkin & Jenrette Securities Corporation, a subsidiary of Equitable Holding, sold 604,540 shares of the Common Stock at $39.25 per share in an over-the-counter transaction. On January 14, 1993 DLJ purchased 15,476 shares of the Common Stock at $43.125 per share in a private transaction. Except for the transactions referred to above, no Reporting Person has effected any transaction in the Common
Stock during the past 60 days."

                                             SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 22, 1993

                                       AXA, (*)



                                       By: /s/  Joanne T. Marren
                                          ------------------------
                                          Name: Joanne T. Marren
                                          Title: Attorney-in-Fact
__________
(*) Pursuant to the Powers of Attorney with respect to Schedule 13D, granted by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle and Claude Bebear, Patrice Garnier and Henri de Clermont Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule 13D), this amendment to statement on Schedule 13D is filed on behalf of each of them.

==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)

                          GTECH HOLDINGS CORPORATION
                               (Name of Issuer)

                                 COMMON STOCK
                                $.01 PAR VALUE
                        (Title of Class of Securities)

                                   400518106
                                (CUSIP Number)

                               JOANNE T. MARREN
                              787 Seventh Avenue
                              New York, NY 10019
                           Tel. No.: (212) 554-2431
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)


                               February 27, 1993
                    (Date of Event which Requires Filing of
                                this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:
[x].

         Check the following box if a fee is being paid with this statement:
[ ].


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 2 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 3 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Midi Participations                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 4 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 5 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 6 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Delaware                                                      |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 7 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 8 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 9 of 49  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 10 of 49  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Claude Bebear is a citizen of France.                         |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 11 of 49  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Patrice Garnier is a citizen of France.                       |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 12 of 49  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont - Tonnerre, as a Trustee                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Henri di Clermont-Tonnerre is a citizen of France.            |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,242,814 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      23.95%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  13  of 49  Pages       |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Companies Incorporated                               |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 10,242,814                                    |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 10,242,814                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 23.95%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | HC, CO, IN                                                         |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  14  of 49  Pages       |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Life Assurance Society of the United States          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |   N/A                                                              |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 241,392                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 241,392                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 10,242,814                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 23.95%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | HC, CO, IN                                                         |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  15   of 49  Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Equitable Variable Life Insurance Company                          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |  New York                                                          |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 49,949                                        |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 49,949                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 49,949                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  0.12%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | IC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  16    of 49  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Donaldson, Lufkin & Jenrette, Inc.                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |   9,951,473                                                        |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  23.27%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO, HC                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   17   of 49 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Capital Corporation                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 979,726                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         0                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 8,971,717                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |         0                                     |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |   9,951,443                                                        |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  23.27%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   18   of 49  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, L.P.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 609,377                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 609,377                                                            |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 1.43%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   19   of 49 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, Ltd.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Cayman Islands                                                     |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 67,143                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 67,143                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.16%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page   20   of 49 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Capital VI, L.P.                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 882,359                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 882,359                                                            |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 2.06%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   21   of 49 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Venture Capital Fund II, L.P.                                  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 30,249                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 30,249                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.07%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   22   of 49 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Lincoln National Bank and Trust Company of Fort Wayne, as Trustee  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | United States of America                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 8,951,799                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 8,951,799                                                          |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 20.98%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | BN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   23   of 49 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Norwest Corporation                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 8,951,799 Shares (not to be construed as admission of beneficial   |
|    |   ownership)                                                       |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 20.98%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

               This Amendment No. 4 amends and supplements the Statement on
Schedule 13D originally filed on August 13, 1992 (as amended by Amendment 1 thereto filed on December 17, 1992, Amendment No. 2 thereto filed on January 15, 1993 and Amendment No. 3 thereto filed on January 22, 1993) with the Securities and Exchange Commission (the "Schedule 13D"), by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which
Schedule 13D relates to the Common Stock, par value $.01 per share, of GTECH Holdings Corporation, a Delaware corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

               This Amendment No. 4 supersedes the filing on Schedule 13G by The Equitable Companies Incorporated and its subsidiaries dated February 10, 1993.

               This Amendment No. 4 is filed in connection with the acquisition of certain Shares by the members of the Company's management who may be deemed to be part of a group with the Reporting Persons (as defined herein) for purposes of Sections 13(g) and 13(d) of the Exchange Act. The arrangements which might give rise to a possible determination that a group exists are described in Item 5 hereof. The Schedule 13D is amended as follows:

Item 2.   Identity and Background.

               The response set forth in Item 2 of the Schedule 13D is hereby amended and supplemented by the following information:

               This statement is being filed by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees, The Equitable Companies Incorporated, a Delaware corporation ("Equitable"), The Equitable Life Assurance Society of the United States, a New York stock life insurance company ("Equitable Life"), Equitable Variable Life Insurance Company, a New York corporation ("EVLICO"), Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"), DLJ Capital Corporation, a Delaware corporation ("DLJCC"), Sprout Growth, L.P., a Delaware limited partnership ("Sprout L.P."), Sprout Growth Ltd., a Cayman Islands corporation ("Sprout Ltd."), Sprout Capital VI, L.P., a Delaware limited partnership ("Sprout VI"), DLJ Venture Capital Fund II, L.P., a Delaware limited partnership ("DLJVCF II"), Lincoln National Bank and Trust Company of Fort Wayne, a national banking association, as Trustee, ("Lincoln") and Norwest Corporation, a Delaware corporation ("Norwest"). AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees, Equitable, Equitable Life, EVLICO, DLJ, DLJCC, Sprout L.P., Sprout Ltd., Sprout VI, DLJVCF II, Lincoln and Norwest are hereinafter collectively referred to as the "Reporting Persons". Sprout L.P., Sprout Ltd., Sprout VI and DLJVCF II are sometimes referred to collectively as "The Sprout Funds".

               DLJCC is a financial company whose business includes the making of investments in industrial and other companies and the management of venture capital investment pools. DLJ directly owns all of the stock of DLJCC. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker-dealer and registered investment advisor engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage service.

               The Sprout Funds are engaged in investment activities. The general partner of Sprout L.P. is DLJ Growth Associates. The general partner of Sprout Ltd. is DLJ Growth Partners. The general partner of Sprout VI is DLJCC. The general partner of DLJVCF II is DLJ Fund Associates II. The address of the principal business and principal office of DLJ, DLJCC, and The Sprout Funds is 140 Broadway, New York, New York 10005.

               DLJ and EVLICO are both wholly owned subsidiaries of Equitable Life. Equitable Life is wholly owned by Equitable. EVLICO is an insurance company. Equitable Life is a diversified financial services organization serving a broad spectrum of insurance investment management and investment banking customers. Equitable is a holding company. The address of the principal business and principal office of Equitable, Equitable Life and EVLICO is 787 Seventh Avenue, New York, New York 10019.

               Lincoln is wholly owned by Norwest. Lincoln is a national bank. Norwest is a bank holding company. The address of the principal business and the principal office of Lincoln is 116 East Berry Street, Fort Wayne, Indiana 46802. The address of the principal business and the principal office of Norwest is Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479.

               The name, business address, citizenship, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which each such employment is conducted, of each executive officer and director or general partner, as the case may be, of Equitable, Equitable Life, EVLICO, DLJ, DLJCC, Lincoln and Norwest are set forth on Schedules A, B, C, D, E, F and G, respectively, attached hereto.

               During the past five (5) years none of Equitable, Equitable Life, EVLICO, DLJ, DLJCC, the Sprout Funds, Lincoln, Norwest, nor any other person or entity controlling any of such persons, nor, to the best of any of their knowledge, any of such person, nor, to the best of any of their knowledge, any of the other persons listed on Schedules A, B, C, D, E, F and G attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

Item 5.   Interest in the Securities of the Issuer.

               The response set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by the following information:

               DLJCC, The Sprout Funds and Equitable Life are parties to a Voting Trust Agreement with Lincoln, as Trustee (the "Voting Trustee"). The ultimate controlling entity of the Voting Trustee is Norwest. Pursuant to the Voting Trust Agreement, DLJCC and The Sprout Funds deposited certain Shares in the Voting Trust and after giving effect to sales of certain Shares by DLJCC and The Sprout Funds, DLJCC and The Sprout Funds currently have 8,971,717 Shares deposited in the Voting Trust.

               Pursuant to the Stockholders Agreement described below, each of DLJCC and certain members of the Company's management are entitled to designate two members of the Board of Directors of the Company, and the Voting Trustee is entitled to designate one member of the Board of Directors. The Reporting Persons acquired the Shares for investment purposes only and, except with respect to DLJCC and its participation on the Board of Directors of the Company, not for the purpose of acquiring, and without an intent to change or influence, control of the Company. The Reporting Persons intend to review from time to time the Company's business affairs and financial position.
Based on such evaluation and review, as well as general economic and industry conditions existing at the time, the Reporting Persons may consider from time to time alternative courses of action. Such actions may include the acquisition of additional Shares through open market purchases, privately negotiated transactions, tender offer, exchange offer or otherwise. Alternatively, such actions may involve the sale of all or a portion of the Shares in the open market, in privately negotiated transactions, through a public offering or otherwise. Except as set forth above, the Reporting Persons have no plan or proposals which relate to or would result in any of the transactions described in subparagraphs (a) through (c) or (e) through (j) of Item 4 of Schedule 13D. The ability of DLJCC to dispose of Shares is limited by the provisions of the Stockholders Agreement and also by the Voting Trust Agreement.

               DLJCC and The Sprout Funds indirectly have beneficial ownership of the following Shares which are deposited in the Voting Trust: (1) 7,362,672 Shares beneficially owned indirectly by DLJCC, representing 17.22% of the Shares outstanding; (2) 609,376 Shares beneficially owned indirectly by Sprout L.P.; (3) 67,143 Shares beneficially owned indirectly by Sprout Ltd.;
(4) 882,359 Shares beneficially owned indirectly by Sprout VI; and (5) 30,249 Shares beneficially owned by DLJVCF II, collectively representing 3.72% of the Shares outstanding. The Voting Trustee has the sole power to vote or direct the vote of such Shares. However, the sole power to dispose or direct the disposition of such Shares, as well as all pecuniary interests in such Shares, remains with DLJCC and The Sprout Funds, respectively. DLJCC, Sprout L.P. and DLJVCF II indirectly have beneficial ownership of 7,382,588 Shares, 609,377 Shares and 30,250 Shares, respectively. DLCCC, Sprout L.P. and DLJVCF II intend to deposit 19,916 Shares, 1 Share and 1 Share, respectively in the Voting Trust. The primary reason for this deposit is the acquisition by DLJCC of additional Shares held pursuant to the Custody Agreement referred to below.

               As the sole stockholder of DLJCC and as the ultimate controlling entity of The Sprout Funds, DLJ may be deemed to have dispositive power with respect to the Shares held in the Voting Trust and therefore be deemed to be the beneficial owner of such Shares. Also, the Voting Trustee, as trustee under the Voting Trust Agreement, may be deemed to have voting power with respect to the Shares held in the Voting Trust and therefore be deemed to be the beneficial owner of such Shares. In addition to the foregoing, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), a subsidiary of DLJ, owns 30 Shares, and DLJ may therefore be deemed to be the beneficial owner of such Shares.

               Equitable Life beneficially owns directly 241,392 Shares, representing 0.56% of the Shares outstanding. Equitable Life has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of such Shares. Equitable and Equitable Life may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, through Equitable Life's ownership of EVLICO, 49,949 Shares beneficially owned directly by EVLICO, representing 0.12% of the Shares outstanding. Equitable and Equitable Life, as the ultimate controlling entities of DLJ, may be deemed to beneficially own indirectly, and to have dispositive power with respect to, 9,900,543 Shares, representing 23.15% of the shares outstanding, which may be deemed to be beneficially owned indirectly by DLJ. In the aggregate, Equitable and Equitable Life beneficially own 10,242,794 Shares, representing 23.95% of the Shares outstanding.

               Reference is made to the Amended and Restated Stockholders Agreement, dated as of July 20, 1992, as amended by Amendment No.1 to the Amended and Restated Stockholders Agreement and Stock Purchase Agreement, dated as of December 9, 1992 (the "Stockholders Agreement"), by and among the Company, DLJCC, Lincoln, as Voting Trustee (the "Voting Trustee") and certain members of senior management of the Company (the "Management Investors", comprising Guy B. Snowden, Victor Markowicz, Robert A. Breakstone, Alex Burstein, Leonard G. Morrissey, Jr., Joseph J. Pietropaolo, Donald L. Stanford, Edward T. Cuddy, Jean-Marc Lafaille, Cynthia A. Nebergall, Malchester P. Reeves, Robert I. Solomon, Frederick Reis, Martin Goldman and Tessarowicz Children's Trust). As of February 27, 1993, the Management Investors beneficially owned 4,053,892 Shares or approximately 9.48% of the total number of Shares outstanding. The Stockholders Agreement is attached hereto as Exhibit 18.

               Pursuant to Rule 13d-5(b)(1) promulgated under the Exchange Act, to the extent a "group" is deemed to exist by virtue of the Stockholders Agreement, such group would be deemed to have beneficial ownership, for purposes of Sections 13(g) and 13(d) of the Exchange Act, of all equity securities of the Company beneficially owned by the other parties to the Stockholders Agreement. On that basis, such group would be deemed to own beneficially an aggregate of 14,296,676 Shares, or approximately 33.43% of the total number of Shares outstanding.

               The filing of this Schedule 13D shall not be construed as an admission, for the purposes of Sections 13(g) and 13 (d) and Regulation 13D-G of the Exchange Act nor for any other purpose or under any other provision of the Exchange Act or the rules promulgated thereunder, that, except as disclosed herein, any Reporting Person is the beneficial owner of any securities owned by any other party to the Stockholders Agreement.

               On December 15, 1992, DLJCC distributed 4,074,836 Shares to certain employees of DLJ and its affiliates in connection with certain employee compensation arrangements of DLJ of which 462,270 shares were distributed to directors and executive officers. Such Shares are subject to the Custody Agreement described in Item 6 below. Pursuant to such distribution, the following directors and executive officers received, and have the sole power to vote or direct the vote of the following number of
Shares:

         Officers & Directors                       Shares
         --------------------                       ------
         John S. Chalsty                           108,175
         Anthony F. Daddino                         20,636
         Carl B. Menges                             41,270
         Richard S. Pechter                         51,587
         Joe L. Roby                               128,174
         Theodore P. Shen                           51,587
         Robert J. Albano                            3,095
         Michael M. Bendik                           5,159
         Michael A. Boyd                             5,159
         Joseph D. Donnelly                          7,222
         Stuart S. Flamberg                          3,095
         Roy A. Garman                               2,063
         Charles J. Hendrickson                      5,159
         Gerald B. Rigg                              5,159
         Thomas E. Siegler                           3,095
         Richard E. Kroon                           20,635

               Mr. Roby may be deemed to be the beneficial owner of an additional 3,000 Shares, which Shares are not subject to the Custody Agreement. Mr. Roby may be deemed to have the sole power to vote or direct the vote and dispose or direct the disposition of such additional Shares. This statement is not an admission for purposes of Sections 13(g) and 13(d) and Regulation 13D-G of the Exchange Act nor for any other purpose or under any provision of the Exchange Act or the rules promulgated thereunder, that Mr. Roby is the beneficial owner of such Shares.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

               The Stockholders Agreement provides that each of the parties to the Stockholders Agreement who holds Shares shall vote for the election to the Board of Directors of the Company of the following individuals: (i) two individuals selected by DLJCC; (ii) two individuals selected from and by certain members of the Company's management (the "Management Investors");
(iii) one individual selected by the Voting Trustee; and (iv) two individuals who are not affiliated with any of the current principal stockholders. The obligations of each party to vote for nominees of another party terminate once such nominating party's ownership of Shares drops below a certain level. The right of DLJCC, the Voting Trustee and the Management Investors to nominate individuals as directors ceases (A) in the case of each of DLJCC and the Voting Trustee, once DLJCC and its affiliates and the Voting Trustee collectively hold less than 5% of the outstanding Shares and (B) in the case of the Management Investors, once the Management Investors as a group own less than 5% of the Shares. In addition, the obligations of DLJCC, the Voting Trustee and the Management Investors to vote for the nominees of another party terminate once (1) in the case of a DLJCC nominee or a Voting Trust nominee, the aggregate number of Shares held by DLJCC and its affiliates and the Voting Trustee is less than approximately 3,607,197 Shares or (2) in the case of a Management Investor nominee, the aggregate number of Shares held collectively by the Management Investors is less than one-third (approximately 2,554,000) of the aggregate number of Shares originally purchased by the Management Investors from the Company or earned by them under the Company's stock award plans.

               DLJCC entered into a Voting Trust Agreement dated as of January 23, 1990 (the "Original Agreement") with the Voting Trustee, pursuant to which DLJCC delivered to the Voting Trustee 22,578,389 Shares. The Original Agreement was amended and restated in its entirety by the Second Amended and Restated Voting Trust Agreement dated as of July 29, 1992, (the "Voting Trust Agreement") among DLJCC, the Voting Trustee, The Sprout Funds and Equitable Life. The Voting Trustee has the sole power and discretion to act as and to exercise the rights and powers of a stockholder with respect to the Shares in the Voting Trust, except that DLJCC and The Sprout Funds, respectively, will be entitled to receive dividends, distributions and payments in respect of their Shares held by the Voting Trustee, if and when the same are paid by the Company (except that Shares issued as a dividend, distribution or other payment on the Shares held by the Voting Trustee will also be subject to the Voting Trust Agreement). DLJCC and The Sprout Funds also retain the sole power to dispose of or direct the disposition of the Shares held in the Voting Trust. The Voting Trust Agreement will terminate on the earliest to occur of
(i) January 22, 2000, (ii) the written election of DLJCC (but only if certain conditions are met) or (iii) the transfer of all of the Shares subject to the Voting Trust Agreement in accordance with the terms thereof. The Voting Trust Agreement is attached hereto as Exhibit 19.

               DLJCC and DLJSC, as custodian, have entered into a Custody Agreement dated as of December 15, 1992 with each employee to whom Shares were distributed whereby each such person has appointed DLJSC to act as such person's attorney-in-fact in connection with the transfer of Shares and authorized DLJSC to take all necessary action on behalf of the such person to cause such person to be bound by the terms of any shareholder agreements to which such person may be or become subject. In addition, under certain circumstances enumerated in the Custody Agreement, DLJCC, in its sole discretion, may cause such person to forfeit certain of its Shares. The Custody Agreement is attached hereto as Exhibit 20.

Item 7.        Material to be filed as Exhibits.(*)

Exhibit 18:                             Amended and Restated Stockholders
                                        Agreement dated as of July
                                        20, 1992 among the Company, DLJCC,
                                        the Voting Trustee and the parties
                                        identified as the Management
                                        Investors on the pages thereof and
                                        Amendment No. 1 to Amended and
                                        Restated Stockholders Agreement and
                                        Stock Purchase Agreement dated as
                                        of December 9, 1992 among the
                                        Company, DLJCC, the parties
                                        identified as the Management
                                        Investors on the pages thereof and
                                        the Voting Trustee.

Exhibit 19: Second Amended and Restated Voting Trust Agreement dated as of July 29, 1992 by and among DLJCC, The Sprout Funds, the Voting Trustee and
                                        Equitable Life.

Exhibit 20: Custody Agreement dated as of December 15, 1992 by and among DLJCC, DLJSC and certain employees.

Exhibit 21:                             Joint Filing Agreement, dated
                                        as of March 30, 1993.
___________
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


                                SIGNATURES

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993


                                       AXA(*)



                                       By: /s/  Joanne T. Marren
                                          __________________________
                                          Name: Joanne T. Marren
                                          Title: Attorney-in-Fact


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       THE EQUITABLE COMPANIES
                                         INCORPORATED



                                       By:  /s/ Alvin M. Fenichel
                                          __________________________
                                          Name: Alvin M. Fenichel
                                          Title: Senior Vice
                                                 President and Controller
___________
(*) Pursuant to the Powers of Attorney with respect to Schedule 13D, granted by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule 13D), this amendment to statement on Schedule 13D is filed on behalf of each of them.


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       THE EQUITABLE LIFE ASSURANCE
                                          SOCIETY OF THE UNITED STATES



                                       By: /s/ Joanne T. Marren
                                          __________________________
                                          Name: Joanne T. Marren
                                          Title: Attorney-in-Fact



                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       EQUITABLE VARIABLE LIFE
                                         INSURANCE COMPANY



                                       By:  /s/ Alvin M. Fenichel
                                          __________________________
                                          Name: Alvin M. Fenichel
                                          Title: Vice President


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                      DONALDSON, LUFKIN & JENRETTE, INC.



                                      By: /s/ Thomas E. Siegler
                                          __________________________
                                          Name: Thomas E. Siegler
                                          Title: Senior Vice President


                                SIGNATURES

                After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       DLJ CAPITAL CORPORATION



                                       By: /s/ Richard E. Kroon
                                          __________________________
                                          Name: Richard E. Kroon
                                          Title: President


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       SPROUT GROWTH, L.P.
                                       By DLJ Growth Associates


                                       By: /s/ Richard E. Kroon
                                          __________________________
                                          Name: Richard E. Kroon
                                          Title: General Partner


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       SPROUT GROWTH, LTD.
                                       by DLJ Growth Partners


                                       By: /s/ Richard E. Kroon
                                          __________________________
                                          Name: Richard E. Kroon
                                          Title: General Partner


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       SPROUT CAPITAL VI, L.P.
                                       by DLJ Capital Corporation


                                       By:  /s/ Richard E. Kroon
                                          __________________________
                                          Name:  Richard E. Kroon
                                          Title: President


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       DLJ VENTURE CAPITAL
                                         FUND II, L.P.
                                       By DLJ Fund Associates II


                                       By:  /s/ Richard E. Kroon
                                          __________________________
                                          Name:  Richard E. Kroon
                                          Title: General Partner



                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       LINCOLN NATIONAL BANK
                                         AND TRUST COMPANY OF
                                         FORT WAYNE, as Trustee



                                       By: /s/ Melvin W. Bredemeier
                                          __________________________
                                          Name:  Melvin W. Bredemeier
                                          Title: Vice President


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  March 31, 1993

                                       NORWEST CORPORATION



                                       By: /s/ Laurel A. Holschuh
                                          __________________________
                                          Name:  Laurel A. Holschuh
                                          Title: Vice President and
                                                 Secretary

==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)

                          GTECH HOLDINGS CORPORATION
                               (Name of Issuer)

                                 COMMON STOCK
                                $.01 PAR VALUE
                        (Title of Class of Securities)

                                   400518106
                                (CUSIP Number)

                               JOANNE T. MARREN
                              787 Seventh Avenue
                              New York, NY 10019
                           Tel. No.: (212) 554-2431
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)


                               October 13, 1993
                    (Date of Event which Requires Filing of
                                this Statement)






         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:
[x].

         Check the following box if a fee is being paid with this statement:
[ ].


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 2 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 3 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Midi Participations                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 4 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 5 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 6 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Delaware                                                      |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 7 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 8 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 9 of 26  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 10 of 26  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Claude Bebear is a citizen of France.                         |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 11 of 26  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Patrice Garnier is a citizen of France.                       |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 12 of 26  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont - Tonnerre, as a Trustee                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Henri di Clermont-Tonnerre is a citizen of France.            |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      10,400,650 Shares (not to be construed as admission           |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      24.26%                                                        |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  13  of 26  Pages       |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Companies Incorporated                               |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 10,400,650                                    |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 10,400,650                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 24.26%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | HC, CO, IN                                                         |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  14  of  26 Pages       |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Life Assurance Society of the United States          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |   N/A                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 241,392                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 241,392                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 10,400,650                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 24.26%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | HC, CO, IN                                                         |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  15   of 26  Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Equitable Variable Life Insurance Company                          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |  New York                                                          |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 49,947                                        |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 49,947                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 49,947                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  0.12%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | IC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  16    of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Donaldson, Lufkin & Jenrette, Inc.                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  10,109,311                                                        |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  23.58%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO, HC                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   17   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Capital Corporation                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 979,726                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         0                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 9,129,557                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |         0                                     |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  10,109,281                                                        |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  23.58%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   18   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, L.P.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 609,376                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 609,376                                                            |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 1.43%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   19   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, Ltd.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Cayman Islands                                                     |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 67,143                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 67,143                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.16%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page   20   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Capital VI, L.P.                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 882,359                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 882,359                                                            |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 2.06%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   21   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Venture Capital Fund II, L.P.                                  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 30,249                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 30,249                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.07%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   22   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Lincoln National Bank and Trust Company of Fort Wayne, as Trustee  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | United States of America                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 9,129,556                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 9,129,556 (not to be construed as admission of beneficial          |
|    | ownership)                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 21.29%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | BN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   23   of 26  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Norwest Corporation                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 9,129,556 Shares (not to be construed as admission of beneficial   |
|    |   ownership)                                                       |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 21.29%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

               This Amendment No. 5 amends and supplements the Statement on
Schedule 13D originally filed on August 13, 1992 (as amended by Amendment 1 thereto filed on December 17, 1992, Amendment No. 2 thereto filed on January 15, 1993 Amendment No. 3 thereto filed on January 22, 1993 and Amendment No. 4 filed on March 31, 1993) with the Securities and Exchange Commission (the "Schedule 13D"), by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which Schedule 13D relates to the Common Stock, par value $.01 per share (the "Shares"), of GTECH Holdings Corporation, a Delaware corporation (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

               This Amendment No. 5 is filed in connection with the acquisition of certain Shares by DLJ Capital Corporation ("DLJCC"). The
Schedule 13D is amended as follows:

Item 5.   Interest in the Securities of the Issuer.

               The response set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by the following information:

               On October 13, 1993, DLJCC entered into an agreement to purchase 157,840 Shares in a private transaction at a price of $36.25 per Share in cash, subject to adjustment in certain events. On October 20, 1993, DLJCC consummated the purchase of the Shares.


                                SIGNATURES

                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.*

Date:  October 29, 1993

                                       THE EQUITABLE LIFE ASSURANCE
                                          SOCIETY OF THE UNITED STATES



                                       By: /s/ Joanne T. Marren
                                          ------------------------
                                          Name: Joanne T. Marren
                                          Title: Attorney-in-Fact


                                       DLJ CAPITAL CORPORATION


                                       By: /s/ Thomas E. Siegler
                                          ------------------------
                                          Name: Thomas E. Siegler
                                          Title: Secretary and
                                                 Treasurer
- ------------
    *Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as Exhibit 21 to the Schedule 13D) among AXA; Midi Participations; Finaxa; AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Uni Europe Assurance Mutuelle; Alpha Assurances Vie Mutuelle; Alpha Assurances I.A.R.D. Mutuelle; Claude Bebear, Patrice Garnier and Henri de Clermont - Tonnerre, as Trustees under the Voting Trust Agreement (filed as Exhibit 17 to the Schedule
13D); The Equitable Companies Incorporated; The Equitable Life Assurance Society of the United States; Equitable Variable Life Insurance Company; Donaldson, Lufkin & Jenrette, Inc.; DLJ Capital Corporation; Sprout Growth, L.P.; Sprout Growth, LTD.; Sprout Capital VI, L.P.; DLJ Venture Capital Fund II, L.P.; Lincoln National Bank and Trust Company of Fort Wayne; and Norwest Corporation, this amendment to statement on Schedule 13D is filed on behalf of each of them by The Equitable Life Assurance Society of the United States and DLJ Capital Corporation.

==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)

                          GTECH HOLDINGS CORPORATION
                               (Name of Issuer)

                                 COMMON STOCK
                                $.01 PAR VALUE
                        (Title of Class of Securities)

                                   400518106
                                (CUSIP Number)

                               JOANNE T. MARREN
                              787 Seventh Avenue
                              New York, NY 10019
                           Tel. No.: (212) 554-2431
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)


                               November 4, 1993
                    (Date of Event which Requires Filing of
                                this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:
[x].

         Check the following box if a fee is being paid with this statement:
[ ].


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 2 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA                                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       6,987,889 Shares (not to be construed as admission           |
|    |       of beneficial ownership)                                     |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 3 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Midi Participations                                           |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 4 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Finaxa                                                        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       6,987,889 Shares (not to be construed as admission           |
|    |       of beneficial ownership)                                     |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      HC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 5 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances I.A.R.D. Mutuelle                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 6 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      AXA Assurances Vie Mutuelle                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Delaware                                                      |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 7 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Uni Europe Assurance Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 (not to be construed as admission                   |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 8 of 29  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances Vie Mutuelle                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |     N/A                                                            |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 9 of 95  Pages          |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Alpha Assurances I.A.R.D. Mutuelle                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      France                                                        |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IC                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 10 of 95  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Claude Bebear, as a Trustee                                   |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Claude Bebear is a citizen of France.                         |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 11 of 95  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Patrice Garnier, as a Trustee                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Patrice Garnier is a citizen of France.                       |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page 12 of 95  Pages         |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Henri de Clermont - Tonnerre, as a Trustee                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Henri di Clermont-Tonnerre is a citizen of France.            |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |                                               |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |                                               |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |                                               |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |                                               |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |      6,987,889 Shares (not to be construed as admission            |
|    |      of beneficial ownership)                                      |
|    |                                                                    |
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |      16.3%                                                         |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |      IN                                                            |
___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  13  of 95  Pages       |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Companies Incorporated                               |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 6,987,889                                                          |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 16.3%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | HC, CO, IC                                                         |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  14  of  95 Pages       |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | The Equitable Life Assurance Society of the United States          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |   N/A                                                             |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 165,953                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 165,953                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 6,987,889                                                          |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 16.3%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | IC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  15   of 95  Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Equitable Variable Life Insurance Company                          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |  New York                                                          |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 34,338                                        |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 34,338                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 34,338
|
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.08%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | IC, CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page  16    of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Donaldson, Lufkin & Jenrette, Inc.                                 |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   0                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   0                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   0                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |   0                                           |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  6,787,598                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  15.83%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO, HC                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   17   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Capital Corporation                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |   979,727                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         0                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 4,715,341                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |         0                                     |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |  6,787,598                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  15.83%                                                            |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   18   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, L.P.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 418,936                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 418,936                                                            |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.98%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   19   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Growth, Ltd.                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Cayman Islands                                                     |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 46,160                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 46,160                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.11%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 400518 10 6       |             | Page   20   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Sprout Capital VI, L.P.                                            |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 606,608                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 606,608                                                            |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 1.41%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   21   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | DLJ Venture Capital Fund II, L.P.                                  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |  N/A                                                               |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 20,796                                        |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 20,796                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0.05%                                                              |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   22   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    | Norwest Bank Fort Wayne N.A., formerly known as                    |
|    | Lincoln National Bank and Trust Company of Fort Wayne, as Trustee  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | United States of America                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 8,617,248                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 8,617,248 (not to be construed as admission of beneficial          |
|    | ownership)                                                         |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 20.10%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | BN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  400518 10 6      |             | Page   23   of 95  Pages     |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    | Norwest Corporation                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    | N/A                                                                |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 8,617,248 Shares (not to be construed as admission of beneficial   |
|    |   ownership)                                                       |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 20.10%                                                             |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

               This Amendment No. 6 amends and supplements the Statement on
Schedule 13D originally filed on August 13, 1992 (as amended by Amendment 1 thereto filed on December 17, 1992, Amendment No. 2 thereto filed on January
15, 1993 Amendment No. 3 thereto filed on January 22, 1993,     Amendment No.
4 filed on March 31, 1993 and Amendment No. 5 filed on October 29, 1993) with the Securities and Exchange Commission (the "Schedule 13D"), by AXA, Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, as Trustees of a Voting Trust pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA and the Trustees, which
Schedule 13D relates to the Common Stock, par value $.01 per share (the "Shares"), of GTECH Holdings Corporation, a Delaware corporation (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

               This Amendment No. 6 is filed in connection with the sale of certain Shares by DLJCC, DLJSC, as custodian, The Sprout Funds, Equitable and Equitable Life. The Schedule 13D is amended and supplemented as follows:

Item 5.   Interest in the Securities of the Issuer.

               The response set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by the following information (which, to the extent inconsistent with such previously filed information, supersedes such information):

               On October 13, 1993, DLJCC entered into an agreement to purchase 157,840 Shares in a private transaction at a price of $33.125 per Share in cash. On October 20, 1993, DLJCC consummated the purchase of the Shares.

               On November 4, 1993 the Company and certain selling stockholders (the "Selling Stockholders") of the Company (including the Reporting Persons) entered into an Underwriting Agreement with certain underwriters (including DLJSC) for the sale by the Selling Stockholders (the "Offering") of up to 6,900,000 Shares at a price of $33.125 per Share. The Underwriting Agreement is attached hereto as Exhibit 24. As part of the Offering, the following Reporting Persons sold the following number of Shares:

         Reporting Persons                         Shares
         -----------------                         ------
         DLJCC                                     2,825,086
         DLJ Venture Capital Fund II L.P.              9,453
         Sprout Growth Ltd.                           20,983
         Sprout Growth L.P.                          190,440
         Sprout Capital VI, L.P.                     275,751
         The Equitable Life Assurance
           Society of the United States               75,439
         Equitable Variable Life
           Insurance Company                          15,609


In addition, DLJSC, as custodian, sold 900,868 Shares in the Offering. All of the Shares sold by DLJCC, the Sprout Funds and DLJSC, as custodian, were sold by the Voting Trustee.

               As a result of the Offering, 6,987,889 Shares held by Reporting Persons, representing 16.3%, and a further 2,809,405 Shares, representing 6.55%, held by the Voting Trustee for persons who are not Reporting Persons remained subject to the provisions of the Stockholders Agreement.

               The Selling Stockholders (including the Reporting Persons set forth in the table above) have agreed not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Shares or any securities convertible into or exercisable or exchangeable for Shares for a period of 120 days following November 4, 1993, without the prior written consent of a majority of DLJSC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.

Item 7.        Material to be filed as Exhibits.


Exhibit 22: Amendment No. 2 to Amended and Restated Stockholders Agreement dated as of September 15, 1993 among the Company, DLJCC, the parties identified as the Management Investors on the pages thereof and the Voting Trustee.

Exhibit 23: Amendment No. 3 to Amended and Restated Stockholders Agreement dated as of October 29, 1993 among the Company, DLJCC, the parties identified as the Management Investors on the pages thereon and the Voting Trustee.

Exhibit 24: Underwriting Agreement dated November 4, 1993 among the Company, the Underwriters listed on Schedules I and II thereto and the Selling Stockholders listed on Schedule III thereto.


                                SIGNATURES
                     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.(*)

Date:  November 29, 1993

                                       THE EQUITABLE LIFE ASSURANCE
                                          SOCIETY OF THE UNITED STATES



                                       By:/s/ Joanne T. Marren
                                          _________________________
                                          Name: Joanne T. Marren
                                          Title: Attorney-in-Fact


                                       DLJ CAPITAL CORPORATION


                                       By:/s/ Claire M. Power
                                          _________________________
                                          Name: Claire M. Power
                                          Title: Assistant Secretary

_________
(*) Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as Exhibit 21 to the Schedule 13D) among AXA; Midi Participations; Finaxa; AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Uni Europe Assurance Mutuelle; Alpha Assurances Vie Mutuelle; Alpha Assurances I.A.R.D. Mutuelle; Claude Bebear, Patrice Garnier and Henri de Clermont - Tonnerre, as Trustees under the Voting Trust Agreement (filed as
Exhibit 17 to the Schedule 13D);  The Equitable Companies Incorporated;
The Equitable Life Assurance Society of the United States; Equitable Variable Life Insurance Company; Donaldson, Lufkin & Jenrette, Inc.; DLJ Capital Corporation; Sprout Growth, L.P.; Sprout Growth, LTD.; Sprout Capital VI, L.P.; DLJ Venture Capital Fund II, L.P.; Lincoln National Bank and Trust Company of Fort Wayne; and Norwest Corporation, this amendment to statement on Schedule 13D is filed on behalf of each of them by The Equitable Life Assurance Society of the United States and DLJ Capital Corporation.




                               Exhibit Index
                               -------------

                                                               Page
Exhibit                    Description                         Number
- -------                    -----------                         ------

  22           Amendment No. 2 to the Amended and
               Restated Stockholders Agreement,
               dated as of September 15, 1993                    30

  23           Amendment No. 3 to the Amended and
               Restated Stockholders Agreement,
               dated as of October 29, 1993                      38

  24           Underwriting Agreement dated
               November 4, 1993                                  44